Exhibit 10.5

FIRST AMENDMENT TO THE

HERSHEY COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated as of October 2, 2007)

WHEREAS, The Hershey Company (the “Company”) currently maintains The Hershey Company Supplemental Executive Retirement Plan, amended and restated as of October 2, 2007 (the “Plan”);

WHEREAS, the Company has determined that the payment terms of the Plan should be revised to meet applicable requirements of Section 409A of the Internal Revenue Code of 1986 (as amended) (“Section 409A”);

WHEREAS, the Company’s Board of Directors (“Board”), at its December 2, 2008 meeting, authorized and directed the Senior Vice President, Chief People Officer or Senior Vice President, General Counsel and Secretary of the Company (“Designated Officers”) to make changes to Company plans and arrangements as may be necessary to comply with Section 409A; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, BE IT RESOLVED that, by virtue and in exercise of the authority delegated to the Designated Officers by the Board, the Plan is hereby amended, effective as of January 1, 2009, as follows:

1.	Section 6.b. is amended to add a new sentence to the end thereof to read as follows:

Any payments upon a Key Employee’s Separation from Service that would have otherwise been made under this Section 6 during the Waiting Period shall be made in the seventh month following the date of such Separation from Service (or, if earlier, the month after the Key Employee’s death).

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 31st day of December, 2008.

THE HERSHEY COMPANY

By:	/s/ Charlene H. Binder
Charlene H. Binder Senior Vice President, Chief People Officer